Exhibit 10.8

Da Vinci Purchaser Holdings LP

April 26, 2021

Recipient:     ___________

Re: Grant of Class B Units

Dear Recipient:

We refer to (i) the Amended and Restated Limited Partnership Agreement of Da Vinci Purchaser Holdings LP, a Delaware limited partnership (the “Company”), dated as of January 8, 2020, among Da Vinci Purchaser GP LLC, a Delaware limited liability company, as general partner of the Company and the additional Persons party to that agreement and admitted from time to time as limited partners of the Company (the “LP Agreement”) and (ii) the Da Vinci Purchaser Holdings LP 2020 Class B Unit Incentive Equity Plan (the “Plan”). Capitalized terms used in this award agreement (this “Agreement”) and not otherwise defined have the meanings ascribed thereto in the Plan or the LP Agreement, as applicable.

1. Class B Unit Grant. Effective as of April 26, 2021 (the “Date of Grant”), the Company grants you the following Units (collectively, the “Granted Units”):

_________ Class B-Time-Vesting Units;

The Benchmark amount for each individual Granted Unit is $____________.

2. Vesting.

(a) Subject to Sections 2(b) and 2(c), below, the Granted Units will become vested as follows:

(i) Time Vesting Units. Subject to Sections 2(b) and 2(c), below, the Class B-Time-Vesting Units (the “Time Vesting Units”) shall become vested and non-forfeitable in five (5) equal and cumulative installments on the schedule set forth below (the “Time Condition”); provided that you remain continuously employed or engaged in service by the Company or any of its Subsidiaries (and no Termination of Services occurs) from the Date of Grant through such date as follows:

(A) The first installment shall consist of 20% of the Time Vesting Units and shall become vested and non-forfeitable on April 26, 2022;

(B) The second installment shall consist of 20% of the Time Vesting Units and shall become vested and non-forfeitable on April 26, 2023;

(C) The third installment shall consist of 20% of the Time Vesting Units and shall become vested and non-forfeitable on April 26, 2024;

(D) The fourth installment shall consist of 20% of the Time Vesting Units and shall become vested and non-forfeitable on April 26, 2025; and

(E) The fifth installment shall consist of 20% of the Time Vesting Units and shall become vested and non-forfeitable on April 26, 2026;

Notwithstanding the foregoing, upon the occurrence of a Change of Control, the Time Condition shall be deemed to have been satisfied and the Time Vesting Units shall become fully vested and non-forfeitable immediately prior to the effective date of such Change of Control; provided that you remain continuously employed or engaged in service by the Company or any of its Subsidiaries (and no Termination of Services occurs) from the Date of Grant through the consummation of such Change of Control.

(b) In consideration for the Granted Units, you agree to comply with the restrictive covenants set forth in Exhibit A hereto or, if you are party to an employment agreement with the Company or a Subsidiary of the Company that contains noncompetition, nonsolicitation, confidentiality and other restrictive covenants, the covenants contained therein (as modified by this Section 2(b)). The restrictive covenants set forth in Exhibit A or your employment agreement (as modified by this Section 2(b)), as applicable, shall be referred to herein as the “Restrictive Covenants”.

(c) Notwithstanding anything else herein, in the event that an Initial Public Offering does not occur by December 31, 2021, the Time-Vesting Units granted hereunder shall be immediately and automatically forfeited for no consideration without any further action required by you or the Company.

3. Repurchase Rights. In the event that your employment terminates for any reason, the Company will have the right, but not the obligation, to redeem all or any portion of the vested Granted Units in accordance with Section 10.1 of the LP Agreement.

4. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(b) “Disability” shall mean (i) “Disability”, as defined in any employment, consulting or similar agreement between you and the Company or a Subsidiary of the Company in effect at the time of your Termination of Service or (ii) in the absence of such employment, consulting or similar agreement (or absence of any definition of “Disability” contained therein), a condition entitling you to receive benefits under a long-term disability plan of the Company or Subsidiary of the Company in which you are eligible to participate, or, in the absence of such plan, your complete and permanent inability by reason of illness or accident to materially perform the duties of the occupation at which you were employed or served when such disability commenced. Any determination of whether Disability exists under prong (ii) shall be made by the Company (or its designee) in good faith, in its sole and absolute discretion.

(c) “Good Reason” shall mean, (i) “Good Reason” as such term is defined in any employment, consulting or similar agreement between you and the Company or a Subsidiary of the Company in effect at the time of your Termination of Service or (ii) in the absence of such employment, consulting or similar agreement (or absence of any definition of “Good Reason” contained therein), “Good Reason” shall mean (i) a material reduction in your base salary, other than as part of a reduction plan affecting all of the Company’s leadership team that is instituted as a result of economic circumstances, (ii) a material breach by the Company of your employment, consulting or similar agreement or (iii) a material diminution in your duties and authority. Notwithstanding the foregoing, a termination by you for Good Reason shall exist only if you provide written notice to the Company specifying in reasonable detail the events or conditions that give Good Reason and you provide such notice to the Company within ninety (90) days such events or conditions first arise or should reasonably be aware of such event. Within thirty (30) days after notice has been received, the Company shall have the opportunity, but shall not have the obligation, to cure such events or conditions that give Good Reason. If the Company does not cure such events or conditions within the thirty (30) day period, you must voluntarily terminate your employment within thirty (30) days of the expiration of the cure period.

5. General; Section 83(b) Election. You are not being asked to pay for the Granted Units — they are being granted to you as incentive compensation given your role with the Company and its Subsidiaries. Please be aware that the Granted Units are illiquid and may not be sold or otherwise transferred to any person (other than family members under certain conditions). The terms of the Granted Units are in this Agreement and in the enclosed copies of the LP Agreement and the Plan, the terms of which documents are incorporated herein by reference. The Granted Units are structured in a manner that your ability to realize value from them depends upon many factors beyond your control and even the Company’s control and it is quite possible that you will not realize value from them in the future. In addition, they do not provide you with any voting rights. As a condition subsequent to the grant of the Class B Units pursuant to this Agreement, you shall execute and deliver to the Company and the Internal Revenue Service (the “IRS”) a timely, valid election under Section 83(b) of the Code (the “83(b) Election”), a form of which is attached hereto as Exhibit B. The 83(b) Election must be filed with the IRS no later than 30 days after the date the Granted Units are granted to you. Please acknowledge the grant of the Granted Units and receipt of the LP Agreement and the Plan by executing the enclosed acknowledgement and returning it to us.

Sincerely,

Da Vinci Purchaser Holdings LP

By: Da Vinci Purchaser GP LLC, its general partner

By:
Name: Alan Lefkowitz
Title: VP & Secretary

[Signature Page to Award Agreement]

I acknowledge the grant of the Granted Units and all of the terms and conditions set forth in this Agreement, the LP Agreement and the Plan, the receipt of which I acknowledge. I specifically acknowledge that I will comply with the provisions of Exhibit A of this Agreement, or, as applicable, the noncompetition, nonsolicitation, confidentiality and other restrictive covenants, set forth in my employment agreement (as modified by this Section 2(b) hereof). I have reviewed the Agreement, the LP Agreement and the Plan and have had the opportunity to raise any questions or concerns with the Company about the Granted Units.

Name: ______________________________

Signature: ___________________________

Date: _______________________________

EXHIBIT A

RESTRICTIVE COVENANTS

In consideration for the grant of Class B Units of Da Vinci Purchaser Holdings LP (together with its affiliates and subsidiaries, the “Company”) to the undersigned individual granted such Class B Units (the “Executive”), Executive agrees to be bound by and comply with the restrictive covenants (the “Restrictive Covenants”) set forth on this Exhibit A (this “Agreement”).

1. Non-Solicitation; Non-Hire. During the period of the Executive’s employment and for the 12-month period following the termination of the Executive’s employment with the Company (the “Restricted Period”), the Executive agrees that the Executive shall not, directly or indirectly:

(a) encourage, induce, hire or solicit or seek to induce, hire or solicit any person engaged with the Company or its Subsidiaries as an employee, agent, independent contractor or otherwise (or any such person that was so engaged during the one-year period immediately preceding such initial inducement or solicitation during the Term)(each a “Company Employee”) to end his or her engagement or employment with the Company or its Subsidiaries; or

(b) whether on the Executive’s own behalf or on behalf of or in conjunction with any other person, firm, corporation or entity, (i) solicit (whether by mail, telephone, personal meeting or otherwise), encourage or induce any customer, supplier or client of the Company or its Subsidiaries to reduce or refrain from doing any business with the Company or its Subsidiaries, (ii) interfere with (or attempt to interfere with) any relationship between the Company or its Subsidiaries and any of their respective customers, suppliers or clients (or any person or entity in respect of which the Executive is aware that the Company or its Subsidiaries has approached or has made significant plans to approach as a prospective customer, supplier or client), or (iii) aid other persons or entities involved in any such acts.

2. Non-Competition. During the Restricted Period, the Executive agrees that the Executive shall not, directly or indirectly, own, manage, operate, control, participate in, enter into employment with, or render services of assistance of any kind to any business or organization (other than the Company) which is, in whole or in part, involved in Competitive Activities or undertake Competitive Activities within the United States of America or any other jurisdiction in which any of the Company or any of its Subsidiaries engages in business, derives a material portion of its revenues, or has demonstrable plans to commence business activities. For purposes of this Agreement, “Competitive Activities” shall mean the business conducted by the Company or any of its Subsidiaries, including (i) the development, sale and servicing of products and services in the areas of (A) measurement of clinical, financial, operational or attitudinal data, including but not limited to employee or patient experience measurement, (B) data analytics and decision support tools, (C) marketing tools and services, (D) improvement solutions and/or educational programs and (E) consulting services and solutions relating to quality, safety and performance improvement and (ii) engaging in or publishing or reporting results in connection with the general area of measurement described in subclauses (A)-(E) of clause

(i) above, in all cases, in connection with healthcare or related institutions or employees thereof or medical or other professionals operating in the healthcare industry. Notwithstanding the foregoing, (x) nothing in this Agreement shall prevent the Executive’s beneficial ownership for investment purposes of two percent (2%) or less of any class of equity securities of any company standing alone which are registered under Section 12 of the Securities Exchange Act of 1934, as amended, so long as the Executive does not have, or does not exercise, any rights to manage or operate the business of such company other than rights as a stockholder thereof and (y) this Agreement is not intended to nor will be interpreted or applied to prevent or restrict the Executive from working with or for a healthcare organization such as a hospital, hospital ownership and/or management entity, healthcare provider organization, private healthcare practice, healthcare payor organization, managed care organization, accountable healthcare organization, physicians’ practice organization, governmental agency, non-profit healthcare industry trade organization, or similar healthcare organization that, in each case, does not develop or market products and services covered within the United States of America or any other jurisdiction in which any of the Company or its Subsidiaries engages in business, derives a material portion of its revenues, or has demonstrable plans to commence business activities to third parties nor competes with the Company or any of its Subsidiaries.

3. Non-Disparagement. The Executive agrees that the Executive will not, during the Restricted Period, directly or indirectly, whether in written or oral form, make any disparaging or defamatory comments regarding the Company or its Subsidiaries or their respective current or former directors, officers, employees, customers or business partners in any respect or make any comments concerning any aspect of the Executive’s relationship with the Company or its Subsidiaries or any conduct or events which precipitated any termination of the Executive’s employment from the Company and its Subsidiaries. However, the obligations under this Section 3 shall not be violated by truthful statements made in (i) response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (ii) making normal commercial competitive type statements in the good faith performance of the Executive’s duties to the Company or any of its Subsidiaries.

4. Proprietary Information. The Executive agrees that the Executive shall not use for the Executive’s own purpose or for the benefit of any person or entity other than the Company or its partners or affiliates, nor shall the Executive otherwise disclose to any individual or entity at any time while the Executive is employed by the Company or thereafter any Proprietary Information of the Company unless such disclosure (a) is in connection with the Executive’s performance of duties to the Company or its Subsidiaries or has been authorized by the Board of Managers or, with respect to the period of time following the termination of the Executive’s employment, has been authorized by the Board of Managers; or (b) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. The Executive acknowledges that the Company has provided the Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act of 2016: (i) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Proprietary Information that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law,

(ii) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Proprietary Information to the Executive’s attorney and use the Proprietary Information in the court proceeding, if the Executive files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive shall not be required to notify the Company that such reports or disclosures have been made.

5. Surrender of Records. The Executive agrees that the Executive shall not retain and shall promptly surrender to the Company promptly following the Executive’s Termination Date or such earlier date requested by the Company all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape, or electronic or other media of any kind which may be in the Executive’s possession or under the Executive’s control or accessible to the Executive which contain any Proprietary Information (it being understood that it shall not be a violation of this Agreement for the Executive to retain his personal address book, any plans or agreements related to Company equity held by the Executive or records of compensation or benefits, or benefit plan documents, programs or communications). The Executive agrees that the Executive will not make or retain copies of Proprietary Information in any form whatsoever (including, without limitation, information contained in computer memory or stored on electronic devices, including hard drives and removable storage media, and information in online or cloud storage or backup or restoration points) and will not delete or alter any information contained on any Company computer or other electronic device or equipment before returning the Company computer or other electronic device or equipment to the Company.

6. Developments Retained and Licensed. The Executive has attached hereto, as Schedule A, a list describing with particularity all developments, original works of authorship, improvements, and trade secrets that were created or owned by the Executive prior to the commencement of the Executive’s employment (collectively referred to as “Prior Developments”), that belong solely to the Executive or belong to the Executive jointly with another, that relate in any way to any of the proposed businesses, products, or research and development of the Company and its Subsidiaries, and that are not assigned to the Company hereunder, or if no such list is attached, the Executive represent that there are no such Prior Developments.

7. Inventions and Patents. The Executive agrees that all inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to the Company’s business developed by the Executive alone or in conjunction with others at any time during the Executive’s employment by the Company (“Inventions”) shall belong to the Company. The Executive will use the Executive’s best efforts to perform all actions reasonably requested by the Board of Managers to establish and confirm such ownership by the Company. The obligations to assign Inventions set forth in this Section 7 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by the Executive during the Executive’s regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) the Executive develops entirely on the Executive’s own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by the Executive for the Company. The Executive acknowledges and agrees that the Company has notified the Executive that, if the Executive resides in the state of California, assignments provided for in this Section 7 do not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Section 2870”), a copy of which is attached as Annex I. If applicable, at the time of disclosure of an Invention that the Executive believes qualifies under Section 2870, the Executive shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under Section 2870. The Executive further understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 7 shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

8. Use of “employment”. For purposes of this Agreement, the term “employment” shall include any employment or other service relationship as a director or consultant.

9. Definition of Proprietary Information. For purposes of this Agreement, the term “Proprietary Information” shall mean (a) any information (including the name or address) relating to any customer, supplier, contractor, service provider or affiliate of the Company or any information concerning the transactions or relations of any customer, supplier, contractor, service provider, personnel or affiliate of the Company or any of its partners; (b) any information concerning any product, service, technology, process, methodology, technique, specification, algorithm, formula, know-how or procedure offered or used by the Company, or under development by or being considered for use by the Company; (c) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of the Company, including with respect to market analyses, financial information, product plans and research and development; (d) any Inventions covered by Section 7; and (e) any other information which is non-public, proprietary or confidential or which the Board of Managers has determined by resolution and communicated to the Executive in writing to be proprietary information for purposes of this Agreement. Proprietary Information” shall not include any information that is or becomes generally known to the public other than through actions (directly or indirectly) of the Executive in violation of the restrictive covenants set forth in this Agreement.

10. Enforcement. The Executive stipulates that the covenants contained in this Agreement are essential for the protection of the trade secrets, confidential business and technological information, customer relationships, and competitive position of the Company; that a breach of any covenant contained in this Agreement would cause the Company irreparable damage for which damages at law would not be an adequate remedy; and that, in addition to damages and other remedies to which the Company would otherwise be entitled, it will be entitled to whatever injunctive relief is appropriate for any such breach. The parties agree that the duration, area and scope for which the covenants set forth in this Agreement are to be effective are reasonable and necessary to protect the legitimate business interests of the Company. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if the Executive commits a breach of any of the provisions of this Agreement, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, including, without limitation, the right to specific performance and temporary and/or permanent injunctive relief. The term(s) of any covenant(s) in this Agreement will not run during any time in which the Executive is in violation of said covenant(s) and a court of competent jurisdiction shall have the power to enforce any term(s) from the date of the last breach up to a maximum of thirty-six (36) months. Notwithstanding the foregoing, if a restriction or any portion thereof contained in this Agreement is deemed to be unreasonable by a court of competent jurisdiction, the Executive and the Company agree that such restriction or portion thereof shall be modified in order to make it reasonable and shall be enforceable accordingly. The covenants in this Agreement shall survive the termination of this Agreement and the Executive’s termination of employment.

Name: ______________________________

Signature: ___________________________

Date: _______________________________

[Signature Page to Restrictive Covenants Agreement]

Annex I

California Labor Code

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

[Signature Page to Restrictive Covenants Agreement]

SCHEDULE A

LIST OF PRIOR DEVELOPMENTS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 6

Title	Date	Identifying Number or Brief Description

_____ No Developments or Improvements

_____ Additional Sheets Attached

Signature of Employee: ________________________

Print Name of Employee:

Date: ________________________

EXHIBIT B

Form of Section 83(b) Election

SECTION 83(b) ELECTION

This statement is being made under Section 83(b) of the Internal Revenue Code of 1986, as amended, pursuant to Treas. Reg. Section 1.83-2.

1.	The name, address and taxpayer identification number of the undersigned are:

Name:
Address:

Taxpayer Identification Number:

2.	Description of property with respect to which this election is being made:

______________Class B Units (the “Units”) of Da Vinci Purchaser Holdings LP, a Delaware limited partnership (the “Company”), representing ownership interests in certain profits, losses and distributions of the Company.

3.	The date on which such property was transferred is April 26, 2021. The taxable year to which this election relates is calendar year 2021.

4.	The nature of the restrictions to which such property is subject is as follows:

The Units may not be transferred and are subject to forfeiture under the terms of a limited partnership agreement between the taxpayer and the Company and/or an award agreement entered into between the taxpayer and the Company. The forfeiture restrictions may lapse upon the satisfaction of certain conditions contained in such agreements.

5.	The fair market value at the time of transfer (determined without regard to any restriction other than restrictions which by their terms will never lapse) of the Units is $0.00 per Unit.

6.	The amount paid for such property by the taxpayer is $0.00 per Unit.

7.

A copy of this statement was furnished to the Company for whom the taxpayer rendered the service underlying the transfer of such property, and, to the extent required by applicable law, a copy of this statement will be filed with the taxpayer’s income tax return to which this election relates. The transferee of the property is the person rendering the service underlying the transfer of such property.

Date: __________, 2021
Taxpayer